TO BUSINESS EDITOR:

       Glacier Bancorp, Inc. Earnings for Quarter Ended September 30, 2007

        Per share amounts have been adjusted to reflect the December 2006 three-for-two stock split

      HIGHLIGHTS:

      * Record net earnings for the quarter of $17.639 million, up 12 percent from last year's third quarter.

      * Record net earnings year-to-date of $50.5 million, up 14 percent from the same period last year.

      * Diluted quarterly earnings per share of $.33, up 6 percent from last year's third quarter.

      * Diluted year-to-date earnings per share of $.94, up 6 percent from the same period last year.

      * Stock-based compensation expense of $.01 per share.

      * Loans grew by $103 million (12 percent annualized) in the third quarter.

      * Asset quality continues to remain sound.

      * Cash dividend of $.13 per share declared, an increase of 18 percent over the prior year third quarter.

      KALISPELL, Mont., Oct. 25 /PRNewswire-FirstCall/ --


      Earnings Summary                         Three months      Nine months
      (Unaudited - $ in thousands, except         ended             ended
      per share data)                          September 30,     September 30,
                                              2007     2006     2007     2006

      Net earnings                           $17,639  $15,806  $50,457  $44,101
      Diluted earnings per share               $0.33    $0.31    $0.94    $0.89
      Return on average assets (annualized)     1.50%    1.58%    1.48%    1.53%
      Return on average equity (annualized)    13.76%   16.24%   13.85%   16.42%

      Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net earnings of $17.6 million for the third quarter, an increase of $1.8 million, or 12 percent, over the $15.8 million for the third quarter of 2006. Diluted earnings per share of $.33 for the quarter is an increase of 6.5 percent over the diluted earnings per share of $.31 for the third quarter of 2006. Net earnings for the third quarter of 2007 and 2006 were reduced by $544 thousand, or $.01 per share, and $519 thousand, or $.01 per share, respectively, for stock-based compensation expense. "Considering the difficult conditions banks are currently facing, we were pleased with our third quarter results," said Mick Blodnick, President and Chief Executive Officer. "Compared to the prior quarter asset quality remained sound, the net interest margin was stable and we were more efficient." Annualized return on average assets and return on average equity for the quarter were 1.50 percent and 13.76 percent, respectively, which compares with prior year returns for the third quarter of 1.58 percent and 16.24 percent.

      Record net earnings of $50.5 million for the first three quarters of 2007 is an increase of $6.4 million, or 14 percent over the prior year. Diluted earnings per share of $0.94 versus $0.89 for the same period last year is an increase of 5.6 percent. Included in net earnings for the first three quarters of 2007 is a $1.0 million gain (pre-tax gain of $1.6 million) from the January 19, 2007 sale of Western Security Bank's Lewistown branch, a requirement imposed by bank regulators to complete the acquisition of Citizens Development Company ("CDC"). Also, included in the first three quarters' earnings is approximately $500 thousand of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.'s subsidiaries. Effective with its acquisition on April 30, 2007, North Side State Bank ("North Side") of Rock Springs, Wyoming was merged into 1st Bank, Glacier Bancorp, Inc.'s subsidiary bank in Evanston, Wyoming. On June 21, 2007, the remaining two CDC subsidiaries, i.e., First National Bank of Lewistown and Western Bank of Chinook, merged to become First Bank of Montana. During the second quarter of 2007, each of the combining CDC bank's operating systems and First National Bank of Morgan's operating systems were converted to the core operating system used by Glacier Bancorp, Inc.'s subsidiaries. The results of operations and financial condition include the acquisition of North Side from May 1, 2007 forward. Cash of $9.0 million and 793,580 shares of the Company's common stock were issued to North Side shareholders. The following table provides information on selected classifications of assets and liabilities acquired:

                                                      North Side
    (Unaudited - $ in thousands)                      State Bank

    Total assets                                       118,803
    Investments                                         61,456
    Fed funds sold                                      10,100
    Net loans                                           39,541
    Non-interest bearing deposits                       22,101
    Interest bearing deposits                           77,467


      As reflected on the next schedule, total assets at September 30, 2007 were $4.7 billion, which is $229 million, or 5.1 percent, greater than the total assets of $4.5 billion at December 31, 2006, and $570 million, or 13.8 percent, greater than the total assets of $4.1 billion at September 30, 2006.


                                                            $ change  $ change
                            September   December   September  from      from
                               30,         31,        30,    December September
    Assets ($ in              2007        2006       2006      31,       30,
     thousands)            (unaudited) (audited)  (unaudited) 2006      2006
    Cash on hand and in
     banks                  $128,230    136,591    113,268   (8,361)   14,962
    Investments, interest
     bearing deposits,
     FHLB stock, FRB stock,
     and Fed Funds           803,845    862,063    915,858  (58,218) (112,013)
    Loans:
      Real estate            832,038    789,843    757,470   42,195    74,568
      Commercial           2,029,117  1,850,417  1,560,433  178,700   468,684
      Consumer and other     625,908    574,523    540,362   51,385    85,546
        Total loans        3,487,063  3,214,783  2,858,265  272,280   628,798
      Allowance for loan
       losses                (52,616)   (49,259)   (43,216)  (3,357)   (9,400)
        Total loans net
         of allowance
         for losses        3,434,447  3,165,524  2,815,049  268,923   619,398
    Other assets             333,735    307,120    286,080   26,615    47,655
      Total Assets        $4,700,257  4,471,298  4,130,255  228,959   570,002

      At September 30, 2007, total loans were $3.487 billion, an increase of $103 million, or 3 percent (12 percent annualized) over total loans of $3.384 billion at June 30, 2007. Total loans increased $272 million, or 8.5 percent (11.3 percent annualized) from December 31, 2006. For the first three quarters of 2007, commercial loans have increased $179 million, or 9.7 percent, real estate loans increased $42 million, or 5.3 percent, and consumer loans grew by $51 million, or 8.9 percent. "Loan growth slowed from the record breaking second quarter and we would expect loans to slow further as we enter the winter months," Blodnick said. "However, we are still on track to grow loans this year at a very respectable pace." Total loans have increased $629 million, or 22 percent, from September 30, 2006, with all loan categories showing increases. Commercial loans grew the most with an increase of $469 million, or 30 percent, followed by real estate loans which increased $75 million, or 10 percent, and consumer loans, which are primarily comprised of home equity loans, increasing by $86 million, or 16 percent. Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have decreased $58 million from December 31, 2006, or 6.8 percent, and have declined $112 million, or 12.2 percent, from September 30, 2006. The investment portfolio of North Side was sold immediately after the acquisition was completed with the sale proceeds invested in higher yielding loans. Investment securities at September 30, 2007 represented 17 percent of total assets versus 22 percent the prior year.

                                                            $ change  $ change
                            September   December   September  from      from
                               30,         31,        30,    December September
    Liabilities ($ in         2007        2006       2006      31,       30,
     thousands)            (unaudited) (audited)  (unaudited) 2006      2006
    Non-interest bearing
     deposits               $819,711    829,355    751,593   (9,644)   68,118
    Interest bearing
     deposits              2,547,409  2,378,178  2,099,742  169,231   447,667
    Advances from Federal
     Home Loan Bank          251,908    307,522    377,104  (55,614) (125,196)
    Securities sold under
     agreements to
     repurchase and other
     borrowed funds          395,436    338,986    334,099   56,450    61,337
    Other liabilities         51,962     42,555     38,148    9,407    13,814
    Subordinated
     debentures              118,559    118,559    118,559        -         -
      Total liabilities   $4,184,985  4,015,155  3,719,245  169,830   465,740


      Non-interest bearing deposits decreased $10 million, or 1.16 percent, since December 31, 2006 and decreased by $1 million since June 30, 2007. However, non-interest bearing deposits increased by $68 million, or 9 percent, since September 30, 2006. Increasing non-interest bearing deposits remains a primary focus of each of our banks. Interest bearing deposits increased $169 million from December 31, 2006, with $123 million of such growth occurring in the second quarter, such changes attributable to growth in certificates of deposits ("CD's"). The September 30, 2007 balance of interest bearing deposits includes $201 million in broker originated CD's. Since September 30, 2006, interest bearing deposits increased $448 million, or 21 percent, including a decrease of $29 million in CD's from broker sources. Federal Home Loan Bank ("FHLB") advances decreased $56 million from year end and decreased $125 million from September 30, 2006. Repurchase agreements and other borrowed funds increased $56 million from December 31, 2006, of which $43 million are U. S. Treasury Tax and Loan Term Auction funds.

    Stockholders'                                          $ change $ change
     equity              September  December    September    from     from
    ($ in thousands         30,        31,         30,     December September
     except per share      2007       2006        2006        31,      30,
     data)              (unaudited) (audited)  (unaudited)   2006     2006
    Common equity        $513,033   $453,074    $408,556    59,959  104,477
    Accumulated other
     comprehensive
     income                 2,239      3,069       2,454      (830)    (215)
      Total stockholders'
       equity             515,272    456,143     411,010    59,129  104,262
    Core deposit
     intangible, net,
     and goodwill        (155,036)  (144,466)    (97,494)  (10,570) (57,542)
      Tangible
       stockholders'
       equity            $360,236   $311,677    $313,516    48,559   46,720

    Stockholders' equity
     to total assets        10.96%     10.20%       9.96%
    Tangible
     stockholders'
     equity to total
     tangible assets         7.93%      7.20%       7.78%
    Book value per
     common share           $9.61      $8.72       $8.09      0.89     1.52
    Market price per
     share at end of
     quarter               $22.52     $24.44      $22.78     (1.92)   (0.26)

      Total equity and book value per share amounts have increased $59 million and $.89 per share, respectively, from December 31, 2006, the result of earnings retention, issuance of common stock in connection with acquisitions, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains or losses on investment securities designated as available for sale, decreased $830 thousand from December 31, 2006, such decrease primarily a function of interest rate changes and the decreased balance of investment securities.


           Operating Results for Three Months Ended September 30, 2007
                         Compared to September 30, 2006

    Revenue summary
    (Unaudited - $ in thousands)             Three months ended September 30,
                                            2007      2006   $ change % change

    Interest income                        $78,430   $63,892   $14,538    23%
    Interest expense                        31,447    24,887     6,560    26%
      Net interest income                   46,983    39,005     7,978    20%

    Non-interest income
      Service charges, loan fees, and
       other fees                           11,853     9,403     2,450    26%
      Gain on sale of loans                  3,203     2,992       211     7%
      Loss on sale of investments                -        (3)        3    n/m
      Other income                           1,422     1,370        52     4%
        Total non-interest income           16,478    13,762     2,716    20%
          Total                            $63,461   $52,767   $10,694    20%

    Tax equivalent net interest margin        4.50%     4.38%

      Net Interest Income
      Net interest income for the quarter increased $7.978 million, or 20 percent, over the same period in 2006, and increased $1.787 million, or 4 percent, from the second quarter of 2007. Total interest income increased $14.538 million from the prior year's quarter, or 23 percent, while total interest expense was $6.560 million, or 26 percent higher. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.50 percent which is 1 basis point lower than the second quarter of 2007, and was 12 basis points higher than the 4.38 percent result for the third quarter of 2006. "The net interest margin calculation has been revised to account for intercompany elimination entries," said Ron Copher, Chief Financial Officer. Previously reported net interest margins have been adjusted to reflect the change.

      Non-interest Income
      Fee income increased $2.450 million, or 26 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions. Gain on sale of loans increased $211 thousand, or 7 percent, from the third quarter of last year.


    Non-interest expense summary
    (Unaudited - $ in thousands)             Three months ended September 30,
                                            2007      2006   $ change % change
    Compensation and employee benefits     $20,286   $15,992   $4,294    27%
    Occupancy and equipment expense          4,840     3,875      965    25%
    Outsourced data processing                 553       620      (67)  -11%
    Core deposit intangibles amortization      827       411      416   101%
    Other expenses                           8,690     6,946    1,744    25%
      Total non-interest expense           $35,196   $27,844   $7,352    26%


      Non-interest Expense
      Non-interest expense increased by $7.352 million, or 26 percent, from the same quarter of 2006. Compensation and benefit expense increased $4.294 million, or 27 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006 and North Side in 2007, new branches, as well as increased compensation, including commissions tied to increased production, and benefits, including health insurance. The number of full-time-equivalent employees has increased from 1,200 to 1,476, a 23 percent increase, since September 30, 2006. Occupancy and equipment expense increased $965 thousand, or 25 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades.
      Other expenses increased $1.744 million, or 25 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 55 percent for the 2007 third quarter, compared to 57 percent for the prior quarter, and 53 percent for the 2006 third quarter.

                                            September   December    September
    Credit quality information                 30,         31,         30,
    ($ in thousands)                          2007        2006        2006
                                           (unaudited)  (audited)   (unaudited)

    Allowance for loan losses                $52,616     $49,259     $43,216

    Non-performing assets                     11,722       8,894       9,505

    Allowance as a percentage of non
     performing assets                          449%        554%        455%

    Non-performing assets as a percentage
     of total bank assets                       0.24%       0.19%       0.22%

    Allowance as a percentage of total
     loans                                      1.51%       1.53%       1.51%

    Net charge-offs as a percentage of
     loans                                     0.029%      0.021%      0.001%


      Allowance for Loan Loss and Non-Performing Assets
      "We continue to work very hard at maintaining solid credit quality," Blodnick said. "Hopefully our consistent approach to lending will serve us well during these unsettling times." Non-performing assets as a percentage of total bank assets at September 30, 2007 were at .24 percent, down from the second quarter results of .25, up slightly from .22 percent at September 30, 2006, but increasing 5 basis points from .19 percent at December 31, 2006. These ratios compare favorably to the Federal Reserve Bank Peer Group average of .59 percent at June 30, 2007, the most recent information available. The allowance for loan losses was 449 percent of non-performing assets at September 30, 2007, down from 455 percent a year ago. The allowance, including $6.434 million from acquisitions, has increased $9.4 million, or 22 percent, from a year ago. The allowance of $52.616 million is 1.51 percent of September 30, 2007 total loans outstanding, the same as the third quarter last year. The third quarter provision for loan losses expense was $1.315 million, a decrease of $5 thousand from the same quarter in 2006. Charged off loans exceeded recovery of previously charged-off loans during the quarter by $1.1 million. Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

           Operating Results for Nine Months Ended September 30, 2007
                         Compared to September 30, 2006

    Revenue summary
    (Unaudited - $ in thousands)            Nine months ended September 30,
                                         2007       2006    $ change  % change
    Interest income                    $225,643   $179,777    45,866     26%
    Interest expense                     90,373     66,838    23,535     35%
      Net interest income               135,270    112,939    22,331     20%

    Non-interest income
      Service charges, loan fees, and
       other fees                        33,696     26,969     6,727     25%
      Gain on sale of loans               9,953      7,952     2,001     25%
      Loss on sale of investments            (8)        (3)       (5)   167%
      Other income                        4,940      2,898     2,042     70%
        Total non-interest income        48,581     37,816    10,765     28%
          Total                        $183,851   $150,755   $33,096     22%

    Tax equivalent net interest margin     4.50%      4.39%


      Net Interest Income
      Net interest income for the nine months increased $22.331 million, or 20 percent, over the same period in 2006. Total interest income increased $45.866 million, or 26 percent, while total interest expense increased $23.535 million, or 35 percent. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.50 percent which is an increase of 11 basis points over the 4.39 percent for 2006. The net interest margin calculation has been revised to account for intercompany elimination entries and previously reported net interest margins have been adjusted to reflect the change.

      Non-interest Income
      Total non-interest income increased $10.765 million, or 28 percent in 2007. Fee income for the first nine months of 2007 increased $6.727 million, or 25 percent, over the first nine months of 2006, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered. Gain on sale of loans increased $2.001 million, or 25 percent, from the first nine months of last year. Loan origination volume in our markets, especially in the first half of 2007, was robust versus historical standards. Other income for the nine months increased $2.042 million, or 70 percent, over the same period in 2006. Such increase includes a gain of $1.6 million from the January 19, 2007 sale of Western Security Bank's Lewistown branch, a regulatory requirement imposed to complete the acquisition of CDC.


    Non-interest expense summary
    (Unaudited - $ in thousands)             Nine months ended September 30,
                                            2007     2006   $ change % change

    Compensation and employee benefits    $60,386  $47,042   $13,344     28%
    Occupancy and equipment expense        14,110   10,797     3,313     31%
    Outsourced data processing              2,045    2,022        23      1%
    Core deposit intangibles amortization   2,416    1,231     1,185     96%
    Other expenses                         24,496   19,529     4,967     25%
      Total non-interest expense         $103,453  $80,621   $22,832     28%

      Non-interest Expense
      Non-interest expense increased by $22.832 million, or 28 percent, from the same nine months of 2006. Compensation and benefit expense increased $13.344 million, or 28 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006 and North Side in 2007, de novo branches, increased compensation, including production based commissions, and benefits, including health insurance, and overtime associated with the merger and operating systems conversions in the first half of 2007. The first nine months of 2007 included approximately $500,000 of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.'s subsidiaries. Occupancy and equipment expense increased $3.313 million, or 31 percent, reflecting the acquisitions, cost of additional locations and facility upgrades. Other expenses increased $4.967 million, or 25 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income plus non-interest income) increased to 56 percent from 53 percent for the first nine months of 2006.

      Allowance for Loan Loss and Non-Performing Assets
      The provision for loan losses expense was $3.720 million for the first nine months of 2007, a decrease of $120 thousand, or 3 percent, from the same period in 2006. Charged-off loans during the nine months ended September 30, 2007 exceeded recovery of previously charged-off loans by $1 million.

      Cash dividend
      On September 26, 2007, the board of directors declared a cash dividend of $.13 payable October 18, 2007 to shareholders of record on October 9, 2007, an increase of 18 percent over the $.11 dividend declared in the third quarter of last year.

      About Glacier Bancorp, Inc.
      Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven banking subsidiaries. These subsidiaries include seven Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

      This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company' style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

      Visit our website at http://www.glacierbancorp.com

                              GLACIER BANCORP, INC.
            CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                     ($ in thousands except per share data)

                                        September     December    September
                                            30,           31,        30,
                                           2007          2006       2006
                                        (unaudited)   (audited)* (unaudited)*

     Assets:
       Cash on hand and in banks          $128,230      136,591     113,268
       Federal funds sold                    2,735        6,125       2,882
       Interest bearing cash deposits       60,704       30,301      67,672

       Investment securities,
        available-for-sale                 740,406      825,637     845,304

       Net loans receivable:
         Real estate loans                 832,038      789,843     757,470
         Commercial loans                2,029,117    1,850,417   1,560,433
         Consumer and other loans          625,908      574,523     540,362
         Allowance for losses              (52,616)     (49,259)    (43,216)
           Total loans, net              3,434,447    3,165,524   2,815,049

       Premises and equipment, net         121,045      110,759      93,859
       Real estate and other assets
        owned, net                           1,750        1,484         510
       Deferred tax asset                    1,122            -           -
       Accrued interest receivable          29,893       25,729      22,822
       Core deposit intangible, net         14,748       14,750       7,680
       Goodwill                            140,288      129,716      89,814
       Other assets                         24,889       24,682      71,395
                                        $4,700,257    4,471,298   4,130,255

     Liabilities and stockholders' equity:
       Non-interest bearing deposits      $819,711      829,355     751,593
       Interest bearing deposits         2,547,409    2,378,178   2,099,742
       Advances from Federal Home
       Loan Bank of Seattle                251,908      307,522     377,104
       Securities sold under
        agreements to repurchase           181,301      170,216     162,400
       Other borrowed funds                214,135      168,770     171,699
       Accrued interest payable             18,742       11,041      10,288
       Deferred tax liability                    -        1,927       3,266
       Subordinated debentures             118,559      118,559     118,559
       Other liabilities                    33,220       29,587      24,594
         Total liabilities               4,184,985    4,015,155   3,719,245

       Preferred shares, $.01 par
        value per share. 1,000,000
        shares authorized
        None issued or outstanding               -            -           -
       Common stock, $.01 par value
        per share. 117,187,500 shares
        authorized                             536          523         507
       Paid-in capital                     373,474      344,265     310,516
       Retained earnings -
        substantially restricted           139,023      108,286      97,533
       Accumulated other
        comprehensive  income                2,239        3,069       2,454
         Total stockholders' equity        515,272      456,143     411,010
                                        $4,700,257    4,471,298   4,130,255
      Number of shares outstanding      53,612,211   52,302,820  50,766,276
      Book value of equity per share          9.61         8.72        8.10

      * Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

                              GLACIER BANCORP, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

     ($ in thousands
     except per share
     data)                     Three months ended Nine months ended September
                               30, September 30,
                            2007           2006         2007        2006
                        (unaudited)     (unaudited)* (unaudited) (unaudited)*

     Interest income:
       Real estate loans   $15,617        13,708         45,259      36,939
       Commercial loans     40,379        29,687        115,201      82,691
       Consumer and
        other loans         12,423        10,348         35,607      28,867
       Investment
        securities and
        other               10,011        10,149         29,576      31,280
         Total interest
          income            78,430        63,892        225,643     179,777

     Interest expense:
       Deposits             21,449        15,351         60,786      40,403
       Federal Home
        Loan Bank of
        Seattle
        advances             5,027         5,340         14,119      14,553
       Securities sold
        under agreements
        to repurchase        2,012         1,804          5,623       4,565
       Subordinated
        debentures           2,023         1,519          5,653       4,232
       Other borrowed funds    936           873          4,192       3,085
         Total interest
          expense           31,447        24,887         90,373      66,838

     Net interest income    46,983        39,005        135,270     112,939
       Provision for
        loan losses          1,315         1,320          3,720       3,840
     Net interest
      income after
      provision for
      loan losses           45,668        37,685        131,550     109,099

     Non-interest income:
       Service charges
        and other fees      10,055         7,703         27,801      21,501
       Miscellaneous
        loan fees and
        charges              1,798         1,700          5,895       5,468
       Gain on sale of
        loans                3,203         2,992          9,953       7,952
       Loss on sale of
        investments              -            (3)            (8)         (3)
       Other income          1,422         1,370          4,940       2,898
         Total non-interest
          income            16,478        13,762         48,581      37,816
     Non-interest expense:
       Compensation,
        employee benefits
        and related
        expenses            20,286        15,992         60,386      47,042
       Occupancy and
        equipment
        expense              4,840         3,875         14,110      10,797
       Outsourced data
        processing
        expense                553           620          2,045       2,022
       Core deposit
        intangibles
        amortization           827           411          2,416       1,231
       Other expenses        8,690         6,946         24,496      19,529
         Total non-interest
          expense           35,196        27,844        103,453      80,621
     Earnings before
      income taxes          26,950        23,603         76,678      66,294

     Federal and state
      income tax expense     9,311         7,797         26,221      22,193
     Net earnings          $17,639        15,806         50,457      44,101

     Basic earnings
      per share               0.33          0.32           0.95        0.90
     Diluted earnings
      per share               0.33          0.31           0.94        0.89
     Dividends declared
      per share               0.13          0.11           0.37        0.33
     Return on average
      assets (annualized)     1.50%         1.58%          1.48%       1.53%
     Return on average
      equity (annualized)    13.76%        16.24%         13.85%      16.42%
     Average
      outstanding
      shares - basic    53,566,477    49,702,838     53,086,380  48,879,969
     Average
      outstanding
      shares - diluted  54,004,828    50,403,314     53,604,922  49,627,307

     * Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

    AVERAGE BALANCE SHEET                  For the Three months ended 9-30-07
    (Unaudited - $ in Thousands)                          Interest   Average
                                              Average        and      Yield/
    ASSETS                                    Balance     Dividends    Rate
      Residential real estate loans           $819,617     15,617     7.62%
      Commercial loans                       1,987,812     40,379     8.06%
      Consumer and other loans                 614,804     12,423     8.02%
        Total Loans                          3,422,233     68,419     7.93%
      Tax - exempt investment
       securities (1)                          268,145      3,279     4.89%
      Other investment securities              581,651      6,732     4.63%
        Total Earning Assets                 4,272,029     78,430     7.28%
      Goodwill and core deposit intangible     154,842
      Other non-earning assets                 243,758
        TOTAL ASSETS                        $4,670,629

    LIABILITIES
    AND STOCKHOLDERS' EQUITY
      NOW accounts                            $452,425      1,147     1.01%
      Savings accounts                         269,030        678     1.00%
      Money market accounts                    787,097      7,223     3.64%
      Certificates of deposit                1,039,415     12,401     4.73%
      FHLB advances                            391,042      5,027     5.10%
      Repurchase agreements and other
       borrowed funds                          371,304      4,971     5.31%
        Total Interest Bearing Liabilities   3,310,313     31,447     3.77%
      Non-interest bearing deposits            803,511
      Other liabilities                         48,266
        Total Liabilities                    4,162,090

      Common stock                                 536
      Paid-in capital                          372,072
      Retained earnings                        135,909
      Accumulated other
        Comprehensive income                        22
        Total Stockholders' Equity             508,539
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                $4,670,629


      Net interest income                                 $46,983
      Net interest spread                                             3.51%
      Net interest margin
       on average earning assets                                      4.36%
      Return on average assets
       (annualized) 1.50% Return on average equity
       (annualized) 13.76%

    AVERAGE BALANCE SHEET                   For the Nine months ended 9-30-07
    (Unaudited - $ in Thousands)                          Interest   Average
                                              Average       and       Yield/
    ASSETS                                    Balance    Dividends     Rate
      Residential real estate loans           $798,500     45,259     7.56%
      Commercial loans                       1,909,361    115,201     8.07%
      Consumer and other loans                 595,991     35,607     7.99%
        Total Loans                          3,303,852    196,067     7.93%
      Tax - exempt investment
       securities (1)                          274,838     10,207     4.95%
      Other investment securities              578,393     19,369     4.47%
        Total Earning Assets                 4,157,083    225,643     7.26%
      Goodwill and core deposit intangible     148,319
      Other non-earning assets                 243,459
        TOTAL ASSETS                        $4,548,861

    LIABILITIES
    AND STOCKHOLDERS' EQUITY
      NOW accounts                            $455,476      3,501     1.03%
      Savings accounts                         268,248      2,004     1.00%
      Money market accounts                    743,424     20,412     3.67%
      Certificates of deposit                  998,820     34,869     4.67%
      FHLB advances                            376,381     14,119     5.02%
      Repurchase agreements
       and other borrowed funds                395,891     15,468     5.22%
        Total Interest Bearing Liabilities   3,238,240     90,373     3.73%
      Non-interest bearing deposits            778,071
      Other liabilities                         45,451
        Total Liabilities                    4,061,762

      Common stock                                 531
      Paid-in capital                          356,650
      Retained earnings                        127,705
      Accumulated other
        Comprehensive income                     2,213
        Total Stockholders' Equity             487,099
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                $4,548,861


      Net interest income                                $135,270
      Net interest spread                                             3.53%
      Net interest margin
       on average earning assets                                      4.35%
      Return on average assets
       (annualized) 1.48% Return on average equity
       (annualized) 13.85%

        (1) Excludes tax effect on non-taxable investment security income of $4,519 and $1,452 for the nine and three months ended September 30, 2007.


SOURCE  Glacier Bancorp, Inc.
    -0-                             10/25/2007
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both of Glacier Bancorp, Inc./
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.glacierbancorp.com /
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana
IN:  FIN
SU:  ERN